                                  EXHIBIT 12.1

         The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                                                 THREE MONTHS
                                                      YEARS ENDED                                    ENDED
                                                      -----------                                    -----
                                      1998     1999      2000       2001          2002          MARCH 29, 2003
                                      ----     ----      ----       ----          ----          --------------
 Pre-tax income (loss) from
     continuing operations             $38.7   $(34.2)     $74.1    $(594.8)      $(258.4)             $28.7
                                       =====   ======      =====    =======       =======              =====

Fixed charges:
     Interest expense                   28.8     13.6       13.7       25.2          27.0                5.4
     Interest included in rental
     payments (1)                        3.9      5.1        4.2        8.3           7.7                1.6
                                       -----   ------      -----    -------       -------              -----
Total fixed charges                    $32.7   $ 18.7      $17.9    $  33.5       $  34.7              $ 7.0
                                       =====   ======      =====    =======       =======              =====
Pre-tax income (loss) from
     continuing operations plus
     fixed charges                     $71.4   $(15.5)     $92.0    $(561.3)      $(223.7)             $35.7
                                       =====   ======      =====    =======       =======              =====
Ratio of earnings to fixed charges       2.2       -- (2)    5.1         -- (3)        -- (4)            5.1
                                       =====   ======      =====    =======       =======              =====

(1)      Represents appropriate portion (1/3) of rentals.

(2) Due to the Company's loss in 1999, the ratio coverage was less than 1:1. The Company must generate additional earnings of $34.2 million to achieve a coverage of 1:1.

(3) Due to the Company's loss in 2001, the ratio coverage was less than 1:1. The Company must generate additional earnings of $594.8 million to achieve a coverage of 1:1.

(4) Due to the Company's loss in 2002, the ratio coverage was less than 1:1. The Company must generate additional earnings of $258.4 million to achieve a coverage of 1:1.